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                                                                       EXHIBIT 5

                                  June 29, 2000

Liberty Digital, Inc.
Board of Directors
12312 West Olympic Boulevard
Los Angeles, California 90064

Gentlemen:

         We have acted as special counsel for Liberty Digital, Inc. (the "Company") in connection with the preparation, execution and filing of a Registration Statement under the Securities Act of 1933 on Form S-8 relating to the registration of 381,696 shares of Liberty Digital, Inc. Series A Common Stock, $.01 par value ("Common Stock"), which may be issued pursuant to the Liberty Digital, Inc. Deferred Compensation and Stock Appreciation Right Agreement with Bruce W. Ravenel (the "Plan").

         In connection with the opinion expressed below, we have made such factual inquiries and have examined or caused to be examined such questions of law as we have considered necessary or appropriate for the purpose of such opinion. On the basis of such inquiries or examinations, it is our opinion that any newly issued shares of Common Stock issued the Company pursuant to the Plan, will be duly authorized, validly issued, fully paid and nonassessable.

         We consent to the filing of this opinion as an exhibit to the Registration Statement referred to above.

                                Very truly yours,


                                Sherman & Howard L.L.C.